Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of February     , 2006 (the “Effective Date”), by and between SPIRIT SPE CANTON, LLC, a Delaware limited liability company (“Lessor”), whose address is 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254-2711, and CASUAL MALE RETAIL GROUP, INC., a Delaware corporation (“Lessee”), whose address is 555 Turnpike Street, Canton, Massachusetts 02021.

In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

1. Certain Defined Terms. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

2. Lease of Property; Use. In consideration of the Rentals and other Monetary Obligations to be paid by Lessee and of the other terms, covenants and conditions on Lessee’s part to be kept and performed, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, subject to the Permitted Encumbrances, all Legal Requirements (including any existing violation thereof), and subject to Lessee’s rights to assign and/or sublet the Property and the condition of the Property as of the Effective Date. During the Lease Term, the Property shall be used for the operation of a Permitted Facility, and related purposes such as ingress, egress and parking. Lessee shall at all times during the Lease Term occupy the Property and shall diligently operate its business on the Property. Lessee shall not convert any of the Property to an alternative use (other than as a Permitted Facility) during the Lease Term without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

3. Lease Term; Extension. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on January 31, 2026 (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to herein as the “Lease Term.” Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for the Property for six (6) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so first, no later than one hundred twenty (120) days prior to the Expiration Date and one hundred twenty (120) days prior to the immediately preceding Extension Term, as the case may be. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.

4. Rental and Other Monetary Obligations.

A. Base Monthly Rental. During the Initial Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental; provided, however, if the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor (or any other party designated by Lessor) on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month. During the Extension Terms, if any, Lessee shall pay the Rental (including the Base Monthly Rental) in the manner set forth in this Section 4. Unless otherwise specifically stated to the contrary herein, Lessee shall perform all its obligations under this Lease at its sole cost and expense and shall pay all Rental and any other Monetary Obligation due hereunder when due and payable.

B. Adjustments.

(i) On the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rent Adjustment. The “Rent Adjustment” shall be an amount equal to the lesser of (1) seven percent (7.0%) of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (2) 1.25 times the product of (i) the percentage change between the Price Index for the month two months prior to the Effective Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month two months prior to the applicable Adjustment Date, and (ii) the then current Base Annual Rental. Notwithstanding any provision contained herein, in no event shall Base Annual Rental be reduced as a result of the application of the Rent Adjustment described in this Section 4.B(i), except as may occur with respect to the third Extension Term in accordance with Section 4.B(ii). In the event that the Price Index ceases to be published, its successor index as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of this Section. In the event there is no successor index, Lessor shall reasonably select an alternative price index that will constitute a reasonable substitute for the Price Index, considering the index, if any, that is then recognized as the substitute for the old Price Index.

(ii) Notwithstanding the foregoing, upon the commencement of the third Extension Term in the 31st year of this Lease, the Base Annual Rental in lieu of the calculation in Section 4.B(i), shall be the fair market rent determined in accordance with Section 19 hereof. The parties shall commence the process for determining fair market rent upon Lessee’s delivery to Lessor of the written notice from Lessee requesting such determination; provided, however, such notice shall not be prior to six (6) months before the applicable date for exercising the applicable Extension Option. Base Annual Rental for the balance of the Extension Terms shall be adjusted in accordance with Section 4.B(i).

C. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee to Lessor under this Lease which are not specifically referred to as Base Monthly Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor’s demand for payment thereof or, if later, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

D. Payment of Rental and Other Monetary Obligations. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever, except when otherwise expressly permitted under this Lease or, except with respect to Base Annual Rental, with regard to third parties in connection with good faith disputes, provided the Property or Lessor’s interest therein is not subject to a lien for forfeiture. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement-Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Base Monthly Rental by Automated Clearing House Debit unless otherwise directed by Lessor. In the event any payment of Base Monthly Rental is not received by Lessor within two (2) business days after the due date, any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of three percent (3%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

5. Representations and Warranties of Lessor. The representations and warranties of Lessor contained in this Section are being made to induce Lessee to enter into this Lease and Lessee has relied and will continue to rely upon such representations and warranties. Lessor represents and warrants to Lessee as follows:

A. Organization, Authority and Status of Lessor. Lessor has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessor of this Lease and of the other documents, instruments and agreements provided for herein. The person who has executed this Lease on behalf of Lessor is duly authorized to do so.

B. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

C. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessor before any arbitrator or Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Lessor.

D. Absence of Breaches or Defaults. Lessor is not in default under any document, instrument or agreement to which Lessor is a party or by which Lessor or any of Lessor’s property is subject or bound. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessor is a party or by which Lessor or any of Lessor’s property is subject or bound.

6. Representations and Warranties of Lessee. The representations and warranties of Lessee contained in this Section are being made to induce Lessor to enter into this Lease and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

A. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not a “foreign limited liability company”, “foreign corporation”, “foreign partnership”, “foreign trust” or “foreign estate”, as those terms are defined in the Code and the regulations promulgated thereunder. Lessee’s United States tax identification number is correctly set forth on the signature page of this Lease. The person who has executed this Lease on behalf of Lessee is duly authorized to do so. The address of Lessee stated in Section 24 is the current principal place of business and principal executive office of Lessee, and Lessee will provide Lessor with written notice of any change of location of its principal place of business or principal executive office within ten (10) days thereof.

B. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

C. Litigation. There are no suits, actions, proceedings or investigations pending or, to the best of Lessee’s knowledge, threatened against or involving the Property; nor are there any suits, actions, proceedings or investigations pending or, to the best of Lessee’s knowledge, threatened against or involving Lessee before any arbitrator or Governmental Authority which could reasonably have a Material Adverse Effect.

D. Absence of Breaches or Defaults. Lessee is not in material default beyond any applicable grace period under any document, instrument or agreement relating to the Property which could reasonably result in a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which the Property is subject or bound; nor will the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee or any of Lessee’s property is subject or bound that could reasonably result in a Material Adverse Effect.

E. Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility and all other licenses and permits, both governmental and private, with respect to the Property which are necessary to prevent a Material Adverse Effect.

F. Financial Condition; Information Provided to Lessor. The financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to Lessee and/or the Property in connection with this Lease and/or relating to Lessee and/or the Property are true, correct and complete in all material respects, there have been no amendments thereto since the date such items were prepared or delivered to Lessor, and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor, which could reasonably result in a Material Adverse Effect.

G. Compliance with OFAC. Lessee, and to the best of Lessee’s knowledge, each of Lessee’s Entities is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

H. Solvency. There is no contemplated, pending or, to the best of Lessee’s knowledge, threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee. Lessee does not have unreasonably small capital to conduct its business.

7. Rentals To Be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Base Annual Rental specified during the Lease Term, with all costs and obligations of every kind and nature whatsoever relating to the Property to be paid and performed by Lessee, except as otherwise expressly provided herein.

8. Taxes and Assessments. Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Property or upon Lessee and specifically relating to the Property, including without limitation, all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee; and all excise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease. Notwithstanding anything contained herein to the contrary, Lessee shall not be responsible for Lessor’s income taxes, mortgage taxes and filing expenses, franchise taxes, value added taxes (unless in substitution of the current method of taxing the Property) or transfer taxes.

Within thirty (30) days after each tax and assessment payment is required by this Section to be paid, Lessee shall, upon prior written request of Lessor, provide Lessor with evidence reasonably satisfactory to Lessor that such payment was made in a timely fashion (or if not paid timely setting forth the reason therefor). Lessee may, at its own expense, contest or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (A) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, (B) no Event of Default has occurred, and (C) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding. Any abatements or credits issued related to the payments made or required to be made by the Lessee (and not paid by Lessor on behalf of Lessee) during the Lease Term shall be paid to the Lessee, which obligation shall survive the termination of this Lease.

9. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term, subject to Lessee’s right to contest the same in good faith, provided neither the Property nor Lessor’s interest therein is subjected to a lien as a result thereof. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

10. Insurance. Throughout the Lease Term, Lessee shall maintain, with respect to the Property, at its sole cost and expense, the following types and amounts of insurance, in addition to such other insurance as Lessor may reasonably require from time to time:

A. Insurance against loss or damage to real property under an “all risk” insurance policy, which shall include loss by fire, lightning, terrorism (to the extent that terrorism coverage is available at commercially reasonable rates), ordinance or law (if the Property is legally non-conforming), and other risks normally included in the standard ISO special form (which shall include flood insurance if the Property is located within a flood hazard area and which shall include earthquake insurance if the Property is located in an area where earthquake insurance is customarily maintained for similar commercial properties). Such insurance shall include replacement cost coverage in an amount not less than 100% of the full insurable replacement cost (after application of any deductibles) determined from time to time at Lessor’s request but not more frequently than once in any 24-month period, and not be subject to a co-insurance clause. Such insurance shall contain an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income shall be insured until such income either returns to the same level as it was prior to the loss, or the expiration of thirty (30) days from the date the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

B. Comprehensive general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury including without limitation any liability arising out of the ownership, maintenance, repair, conditions or operation of the Property or adjoining ways, streets, parking lots or sidewalks, if any. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Section 15 hereof to the extent insurable, and a “severability of interest” clause or endorsement. Policy limits shall be in amounts of not less than $1,000,000 per occurrence for bodily injury and property damage, and $5,000,000 in the aggregate; plus umbrella coverage in an amount not less than $50,000,000 or such greater amount which is in accordance with Lessee’s then current liability policy.

C. Workers’ compensation insurance in the statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about any of the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.

D. Rental value insurance, equal to 100% of the Base Annual Rental (as may adjusted hereunder) for a period of not less than eighteen (18) months; which insurance shall be carved out of Lessee’s business interruption coverage for a separate rental value insurance payable to Lessor, or if rental value insurance is included in Lessee’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Lessor. Such insurance is to follow the form of real property “all risk” coverage and is not to contain a co-insurance clause.

E. Comprehensive Boiler & Machinery Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the Property and in an amount equal to the lesser of 25% of the 100% replacement cost of the Property or $5,000,000.00.

F. Such additional and/or other insurance and in such amounts as at the time are customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Property.

G. The deductibles under the insurance policies required hereunder shall not exceed (i) $10,000 with respect to boiler and machinery coverage, (ii) $100,000 with respect to flood and earthquake coverage, (iii) $25,000 with respect to all other perils under property or “all-risk” coverage, and (iv) $100,000 with respect to general liability coverage; or such other amounts as may be commercially reasonable for similarly situated buildings and properties.

All insurance policies shall:

(i) Provide (1) for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents, (2) that the insurer shall not deny a claim against the Lessor and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Property, and (3) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

(ii) Be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) Contain a standard non-contributory mortgagee clause or endorsement in favor of any lender designated by Lessor;

(iv) Provide that the policy of insurance shall not be terminated, cancelled or amended without at least ten (10) days’ prior written notice for non-payment of premium and thirty (30) days’ notice for all other reasons to Lessor and to any lender covered by any standard mortgagee clause or endorsement;

(v) Provide that the insurer shall not have the option to restore the Property if Lessor elects to terminate this Lease in accordance with the terms hereof;

(vi) Be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(vii) Except for workers’ compensation insurance referred to in Section 10.C above, name Lessor and any Lessor Affiliate or lender requested by Lessor, as an “additional insured” with respect to general liability insurance, and as an “additional named insured” with respect to real property and “loss payee” with respect to all real property and rent value insurance, as appropriate and as their interests may appear;

(viii) Be evidenced by delivery to Lessor and any lender designated by Lessor of an Acord 27 for property coverage (or any other form reasonably requested by Lessor) and an Acord Form 25 for liability, workers’ compensation and umbrella coverage (or any other form reasonably requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor and any lender designated by Lessor; and

(ix) Be issued by insurance companies licensed to do business in the state where the Property is located and which are rated A-:VIII or better by Best’s Insurance Guide or are otherwise approved by Lessor.

It is expressly understood and agreed that (I) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any lender designated by Lessor; (II) the foregoing minimum limits of insurance coverage shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; and (III) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times.

Lessee shall pay as they become due all premiums for the insurance required by this Section 10. In the event that Lessee fails to comply with any of the foregoing requirements of this Section 10 within ten (10) days of the giving of written notice by Lessor to Lessee, Lessor shall be entitled to procure such insurance. Any sums expended by Lessor in procuring such insurance shall be Additional Rent and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor.

Anything in this Section 10 to the contrary notwithstanding, any insurance which Lessee is required to obtain pursuant to this Section 10 may be carried under a “blanket” or “umbrella” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” or “umbrella” policy or policies otherwise comply with the provisions of this Section 10.

11. Tax and Insurance Impound. Upon the occurrence of each Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to and only up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Lessor will estimate the amounts needed for such purposes and will notify Lessee to pay the same to Lessor in equal monthly installments, as nearly as practicable, in addition to all other Monetary Obligations due under this Lease. Should additional funds be required at any time, Lessee shall pay the same to Lessor within ten (10) days after Lessee’s receipt of Lessor’s invoice and substantiating documentation with respect thereto. While such impound provision is in effect, Lessee shall advise Lessor of all taxes and insurance bills which are due and shall cooperate fully with Lessor in assuring that the same are paid. Lessor may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessee. In the event of any Event of Default by Lessee, Lessor may apply all impounded funds against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee and any amounts in excess of the actual charges paid (or in excess of amounts due from Lessee to Lessor) shall be refunded or credited to the next Rental payments under the Lease.

12. Compliance With Laws, Restrictions, Covenants and Encumbrances.

A. Compliance. Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply with all Legal Requirements and all restrictions, covenants and encumbrances of record with respect to the Property consented to by Lessee or mandated by a Governmental Authority or utility company (to the extent the consent of Lessor or Lessee is not required by the Governmental Authority or utility company), in any event, the failure with which to comply could reasonably result in a Material Adverse Effect.

B. ADA. Without limiting the generality of the other provisions of this Section, Lessee agrees that it shall be responsible for complying in all respects with the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder (collectively, the “ADA”), as it affects the Property. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section.

C. Environmental.

(i) Representations and Warranties. Lessee represents and warrants to Lessor, which representations and warranties shall survive the execution and delivery of this Lease, as follows:

(1) Except as set forth on Exhibit D attached hereto: neither the Property nor the Lessee with respect to the Property are in violation of or subject to any pending or, to the best of Lessee’s knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws, nor has Lessee received any written notice or other communication from any Governmental Authority or any other Person (who, in the reasonable judgment of Lessee, is credible on the topic of the subject communication) with respect to the Property relating to (I) Hazardous Materials or Remediation thereof; (II) possible liability of any Person pursuant to any Environmental Law; (III) other environmental conditions; or (IV) any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(2) Except to the extent set forth on Exhibit D attached hereto, and to the best of Lessee’s knowledge: (I) all uses and operations on or of the Property, whether by Lessee or any other Person, are and have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (II) there have been no Releases in, on, under or from any of the Property, or from other property migrating toward any of the Property, except in Permitted Amounts; (III) there are no Hazardous Materials in, on, or under any of the Property, except in Permitted Amounts; (IV) the Property is free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and (V) Lessee has not allowed any other tenant or other user of the Property to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Property), impaired the value of the Property in any material respect, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Property which violation could reasonably result in a Material Adverse Effect.

    (ii) Covenants.

(1) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (2) below, as follows:

(I) The Property and Lessee (with respect to the Property) shall not be: (a) in violation of any Remediation required by any Governmental Authority or (b) subject to any Remediation obligations under any Environmental Laws.

(II) All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(III) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(IV) There shall be no Hazardous Materials in, on or under the Property, except in Permitted Amounts.

(V) Lessee shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(VI) Lessee shall not do or allow any other tenant or other user of the Property to do any act that (a) materially increases the dangers to human health or the environment, (b) poses an unreasonable risk of harm to any Person (whether on or off any of the Property), (c) could reasonably have a Material Adverse Effect,

(d) is contrary to any material requirement set forth in the insurance policies maintained by Lessee, (e) constitutes a public or private nuisance or constitutes waste, or (f) violates any covenant, condition, agreement or easement applicable to the Property.

(2) Notwithstanding any provision of this Lease to the contrary, Lessee shall not be deemed to be in violation of subsections (I) through (VI) above, and an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (I) through (VI) above, provided that Lessee shall be in compliance (or in the process of becoming in compliance, including availing itself of its right under any Environmental Law or applicable Law to dispute in good faith such requirements or the applicability of such requirements) with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

(iii) Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (1) any Releases or Threatened Releases in, on, under or from the Property other than in Permitted Amounts, or migrating towards the Property; (2) any non-compliance with any Environmental Laws related in any way to the Property; (3) any actual or potential Environmental Lien on the Property; (4) any required or proposed Remediation of environmental conditions relating to the Property required by applicable Governmental Authorities; and (5) any written or oral notice or other communication which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials or Remediation thereof at or on the Property, other than in Permitted Amounts, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(iv) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release except for Permitted Amounts) in, on, under or from the Property (regardless of the sources) and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake such Remediation in accordance with the preceding sentence (after exhausting all available due process objections and legal proceedings, provided that Lessee takes all necessary precautions during such proceedings to prevent the Property and the rights of Lessor from being in immediate jeopardy), Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all reasonable Costs incurred in connection therewith shall be paid by Lessee.

(v) Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials or other environmental matters concerning the Property. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason relative to occurrences prior to the termination or expiration of this Lease. Notwithstanding anything contained herein to the contrary, in the event Lessee performs any remediation pertaining to a Release(s) not caused by Lessee, then in such event Lessee shall have the right and benefit of (and the right to assert) any remedies available to Lessor, which rights and benefits shall survive the expiration or termination of this Lease.

D. Encumbrances. Except with respect to any mortgage recorded against the Property by Lessor, Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record (i) encumbering the Property existing as of the Effective Date, (ii) consented to by Lessee or (iii) mandated by a Governmental Authority or utility company (to the extent the consent of Lessor or Lessee is not required by the Governmental Authority or utility company).

13. Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property in good order and repair, (b) repairing or reconstructing damage or destruction to any building, structures or improvements erected on the Property from acts of God or any other catastrophes, and (c) making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Property, subject, however, in all of the above, to the provisions of Section 18 hereof and reasonable wear and tear.

14. Waste; Alterations and Improvements. Lessee shall not commit actual or constructive waste upon the Property. During the Lease Term, Lessee shall not undertake any structural alteration to the Property individually costing $1,500,000.00 or more without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, but may be conditioned on Lessor’s lender’s approval. Lessee may undertake nonstructural alterations, regardless of amount, and structural alterations individually costing less than $1,500,000.00. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease. Upon completion of any alterations individually costing $500,000.00 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations, Lessee shall promptly provide Lessor with (A) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect), (B) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy), and (C) any other documents or information reasonably requested by Lessor. Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable law in the state where the Property is located. Any addition to or alteration of the Property not constituting Lessee’s Personalty shall be deemed a part of the Property and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

15. Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury to the full extent permitted by law. Lessee agrees that any employee or agent to whom the Property or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Property or any part thereof, and the Indemnified Parties shall not be liable for any loss of or damage to the Property or any part thereof. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s use and occupancy of the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. The foregoing however shall not include Losses incurred by Lessee as a result of the gross negligence or willful misconduct of Lessor, its agents, employees or contractors or Indemnified Parties. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

16. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations herein provided and shall keep and perform all of the terms, covenants and conditions on its part herein contained, after the expiration of any applicable grace, notice or cure period provided under this Lease, Lessee shall have the right to the peaceful and quiet occupancy of the Property.

17. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice of no less than two (2) business days (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof to inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 37, excluding damages arising as a result of the negligence or intentional misconduct of Lessor.

18. Condemnation and Casualty.

A. Notification.

(i) Lessee shall promptly give Lessor and any mortgagee (if required by the terms of any applicable mortgage or deed of trust and Lessee has received notice thereof) written notice of (i) any Condemnation of any of the Property, (ii) the commencement of any proceedings or negotiations which could reasonably result in a Condemnation of the Property, and (iii) any Casualty to the Property or any part thereof where the damages are in excess of $25,000. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

(ii) If it is so notified (by a party other than Lessee), Lessor shall promptly give Lessee written notice of (i) any Condemnation of any of the Property, and (ii) the commencement of any proceedings or negotiations which could reasonably result in a Condemnation of the Property. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, or negotiations, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessor shall promptly send Lessee copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings or negotiations.

B. Partial Condemnation or Casualty. Except as otherwise provided in Section 18.C, in the event of a Condemnation that is not a Total Condemnation for which the Lessee has exercised its termination right under Section 18.C (“Partial Condemnation”), or a Casualty that is not a Total Casualty for which the Lessee has exercised its termination right under Section 18.C (a “Partial Casualty”), all Net Awards shall be paid to Lessor subject to the provisions hereinafter with regard to the same, and this Lease shall continue in full force and effect on the following terms: all Rental and other Monetary Obligations due under this Lease shall continue unabated (except to the extent Lessor has received compensation for any lost Rental or Monetary Obligations under any Net Award ); and, after determination of the Net Award, Lessee shall promptly commence and diligently prosecute restoration of the Property (which for purposes hereof shall include, without limitation, permanent restoration, replacement and or repair) to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Partial Casualty. Notwithstanding the forgoing, Lessee shall commence and diligently complete all temporary repairs necessary for the protection of the Property promptly after the event of Partial Condemnation or Partial Casualty. As the restoration of the Property progresses, upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs and that Lessee has complied with the terms of Section 14 in connection with the restoration), Lessor shall promptly pay the Lessee the requested amounts; however, Lessor shall not be required to pay and or reimburse Lessee in connection with such restoration an aggregate amount exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Partial Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Partial Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Partial Casualty. With respect to a Partial Casualty, Lessee shall be paid, after completion, any portion of the Net Award that is in excess of the applicable deductible, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award. In the event any portion of the building of which the Property forms a part is taken under a Partial Condemnation, notwithstanding anything herein to the contrary, the Base Annual Rental shall be reduced to reasonably reflect the loss of building space with due regard to the amount and nature of the space so taken. With respect to a Partial Condemnation, Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

C. Total Condemnation and Total Casualty. In the event of (a) a Condemnation of all or a portion of the Property that results in Lessee making a good faith determination that the restoration and continued use of the remainder of the Property as a Permitted Facility would be uneconomic or unsuitable for the continued use and occupancy of Lessee’s business, or (b) a Major Condemnation (collectively, a “Total Condemnation”), or in the event of (y) a Casualty of all or a portion of the Property, in either event that results in Lessee making a good faith determination that the restoration and continued use of the Property as a Permitted Facility would be uneconomic or unsuitable for the continued use and occupancy of Lessee’s business or (z) a Major Casualty (collectively, a “Total Casualty”), then, in such event:

(i) Option To Terminate. Lessee shall have the right to terminate this Lease by written notice (the “Termination Notice”) given to Lessor at any time within one hundred eighty (180) days after the Total Condemnation or Total Casualty, as applicable. The Termination Notice must: (1) specify a date on which this Lease shall terminate, which date shall be (a) not earlier than the effective date of the Total Condemnation or one hundred twenty (120) days after delivery of such notice, whichever occurs first, and (b) not later than one hundred fifty (150) days after the delivery of such notice (the “Early Termination Date”); (2) contain a certificate executed by an officer of Lessee which (I) describes the Total Condemnation or Total Casualty, (II) represents and warrants that either all of the Property has been taken, damaged or destroyed, or that a portion of the Property has been taken, damaged or destroyed, and Lessee has determined in good faith that the restoration and continued use of the remainder of the Property as a Permitted Facility would be uneconomic or unsuitable for the continued use and occupancy of Lessee’s business, and (III) describes the conditions giving rise to a Major Condemnation or Major Casualty, if applicable;

(ii) Termination. On or before the Early Termination Date, Lessee shall vacate and surrender the Property, in accordance with the provisions of this Lease, and all obligations of either party hereunder shall cease as of the Early

Termination Date; provided, however, (a) obligations of either party under any indemnification provisions of this Lease, (b) Lessee’s obligations to pay Rental and all other Monetary Obligations accruing under this Lease prior to the date of termination (whether payable to Lessor or a third party and except to the extent Lessor has received compensation for any lost Rental or Monetary Obligations under any Net Award) and (c) any funds or payments due from one party to the other accruing under this Lease prior to the date of termination, shall survive such termination. Subject to the foregoing, Lessor may retain all Net Awards related to the Total Condemnation or Total Casualty for the Property, and Lessee shall immediately pay Lessor an amount equal to the insurance deductible applicable to the Property in connection with any Total Casualty; provided, however, notwithstanding anything contained in this Lease to the contrary, any monies paid by Lessee for Rent or other Monetary Obligations or with respect to any restoration that are covered and/or otherwise included as part of the Net Award shall be paid or reimbursed to Lessee.

(iii) Awards. In the event Lessee terminates this Lease in accordance with this Section 18.C and subject to the provisions of Section 18, Lessor shall be entitled to receive the entire Net Award in connection therewith without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease. Notwithstanding the forgoing, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of the Lessee’s Personalty, any insurance proceeds with respect to the Lessee’s Personalty, any awards or proceeds covering the interruption of Lessee’s business, rent payments (to the extent paid by Lessee to Lessor for the period from and after the Condemnation or Casualty), “good will”, depreciation or injury to and cost of removal of stock-in-trade, equipment, furniture, fixtures, furnishings and moving expenses, but only if such award or payment does not adversely affect or interfere with the prosecution of Lessor’s claim for the Total Condemnation or Total Casualty or otherwise reduce the amount recoverable by Lessor for the Total Condemnation or Total Casualty.

D. Insurance. Any loss under any property damage insurance required to be maintained by Lessee covering the Property shall be adjusted by Lessor and Lessee. Any award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor and Lessee or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 18 to the contrary, if, at the time of any Condemnation or any Casualty or, at any time thereafter, an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor, in its discretion shall deem proper, with any balance to be paid to Lessee.

E. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property) and shall be entitled to reimbursement for the same out of the Net Award to the extent provided in, and in accordance with the provisions of, this Section 18.

F. Net Awards. All Net Awards shall be held by Lessor in accordance with any mortgage on the Property. In the event that Lessor has not encumbered the Property with a mortgage and to the extent any Net Awards are to be made available to Lessee under this Section 18, the Net Awards shall be held by Lessor in trust.

19. Fair Market Rent. With respect to the determination of fair market rent, if the parties are unable to agree upon the fair market rent, then an independent MAI appraiser selected by agreement of the parties within ten (10) days of said request shall prepare an appraisal of the fair market rent of the Property, including any additions or renovations thereto. In determining the fair market rent of the Property, the appraiser shall consider rentals received in the general market area in which the Property is located for similar buildings of comparable characteristics, including, but not limited to, comparable lease terms, age, condition and classification. If within ten (10) business days after being notified of the results of such appraisal, Lessee elects to reject that appraisal, then each of the parties shall name an additional independent MAI appraiser within ten (10) days after Lessee’s rejection (failing which the right to do so shall be waived). In the event the appraisers so named together with the originally named appraiser are unable to agree on the fair market rent of the Property, within twenty (20) days, then the determination of said fair market rent shall be the amount agreed upon by the majority of said appraisers and reported to the parties within ten (10) days thereafter. In the event the parties are unable to select the appraiser in the first instance, each shall select one appraiser within ten (10) days after the period for having agreed, and those two appraisers shall select a third appraiser (in absence of agreement as to the selection of said third independent appraiser, such selection shall be made by a mediation process reasonably agreed upon by the parties or in absence of the same, by a court of competent jurisdiction). Lessee shall pay all costs and expenses incurred by Lessee and Lessor in connection with the determination of fair market rent under this Section 19.

20. Default, Conditional Limitations, Remedies and Measure of Damages.

A. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(i) if any representation or warranty of Lessee set forth in this Lease is false in any material respect that could reasonably result in a Material Adverse Effect;

(ii) (a) if any Base Monthly Rental due under this Lease is not paid when due and such failure continues for two (2) business days after written notice of such failure from Lessor; provided, however, Lessor shall only be obligated to provide such written notice and the two (2) business day cure period shall only be available once every twelve (12) month period; and

      (b) if any Monetary Obligation, other than Base Monthly Rental, due under this Lease is not paid when due and such failure continues for thirty (30) days after written notice of such failure from Lessor; provided, however, Lessor shall only be obligated to provide such written notice and the thirty (30) day cure period shall only be available once every twelve (12) month period;

(iii) if there is an Insolvency Event;

(iv) if Lessee vacates or abandons the Property;

(v) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, does not place any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to cure, then such failure shall not constitute an Event of Default hereunder, unless and until Lessor shall have given Lessee notice thereof and a period of sixty (60) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; provided however, if such failure cannot reasonably be cured within such sixty (60) day period, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such sixty (60) day period, provided Lessee has commenced to cure the same and is thereafter diligently pursuing the curing of the same. If Lessee shall fail to correct or cure such failure within a reasonable time, as determined by Lessor in its reasonable discretion, an Event of Default shall be deemed to have occurred hereunder upon five (5) days prior written notice to Lessee from Lessor without further notice or demand of any kind being required;

(vi) if a final, nonappealable judgment is rendered by a court against Lessee that could reasonably have a Material Adverse Effect and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(vii) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(viii) if the estate or interest of Lessee in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

B. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor, following five (5) business days written notice of its intention to do so (during which time Lessee may cure the Event of Default), shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation, any one or more of the following:

(i) To terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability to the extent provided herein, shall be terminated.

(ii) To the extent not prohibited by and in conformance with applicable Law, to reenter and take possession of the Property (or any part thereof) and, to the extent permissible, all franchises, licenses, area development agreements, permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and to expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate.

(iii) To bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor.

(iv) To relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in it sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Lessor shall have no obligation to relet the Property or any part thereof and shall in no event be liable for refusal or failure to relet the Property or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice.

(v) To accelerate and recover from Lessee all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term, unless sooner terminated by Lessor.

(vi) To recover from Lessee all Losses paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced.

(vii) To immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein.

(viii) To immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease against any sum owing by Lessee hereunder.

(ix) To seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

All powers and remedies given by this Section to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

21. Mortgage, Subordination and Attornment. Except as otherwise provided in this Lease, Lessor’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Property free from any liens for work performed, materials furnished or obligations incurred by Lessee. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Notwithstanding the foregoing, Lessee may finance furniture, fixtures, equipment and merchandise/inventory within the Property and Lessor will subordinate and/or waive any landlord/Lessor lien to the same from time to time, provided the lender with respect to such financing agrees to remove the same within a commercially reasonable time after notice following the early termination of this Lease following an Event of Default. Lessor further covenants and agrees to execute and deliver, upon twenty (20) days written request, an instrument (in form and substance reasonably acceptable to Lessor) evidencing or establishing such subordinating or waiving of Lessor’s interest in the Property to the lien of any such lender as shall be reasonably requested by such lender.

This Lease at all times shall automatically be subordinate to the lien of any and all ground leases, mortgages and trust deeds now or hereafter placed upon the Property by Lessor, provided that any such ground lessor, mortgagee, or trustee, as an express condition to such subordination, recognizes this Lease, and the Lessee’s rights hereunder. Lessee covenants and agrees to execute and deliver, upon ten (10) days written request, an instrument further evidencing or establishing such subordinating of this Lease to the lien of any or all such ground leases, mortgages or trust deeds as shall be reasonably requested by Lessor, or any present or proposed mortgagees under trust deeds, provided that in doing so such instrument shall include provisions for the recognition and non-disturbance of this Lease and the Lessee’s interest.

If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder be superior to any such ground lease, mortgage or trust deed and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such ground lease, mortgage or trust deed, whether this Lease was executed before or after such ground lease, mortgage or trust deed and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such ground lease, mortgage or trust deed and had been assigned to such mortgagee, receiver or other secured party.

In the event any purchaser or assignee of any mortgagee at a foreclosure sale acquires title to the Property, or in the event that any mortgagee or any assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to mortgagee or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease; the Successor Lessor shall recognize Lessee’s tenancy under this Lease; and this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of the Lessor under this Lease which accrue after the date that such Successor Lessor acquires title, that such Successor Lessor shall only be entitled to the rights of Lessor for that same period, and that the predecessor Lessor(s) shall remain liable for the period during which they owned the Property to the extent expressly so provided herein. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Lessee shall give written notice to any lender or mortgagee of Lessor having a recorded lien upon the Property or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such lender or mortgagee at least sixty (60) days to cure such default before Lessee may exercise any remedy with respect thereto.

22. Estoppel Certificate.

A. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such lender or mortgagee, as the case may be, a certificate stating: (A) that Lessee has accepted the Property; (B) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (C) the commencement and expiration dates of the Lease Term; (D) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (E) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (F) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (G) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessee; (H) that neither Lessor nor any lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Property, including any handling or disposal of Hazardous Materials; and (I) any other information pertaining to this Lease and or the status of the same reasonably requested by Lessor or any lender or mortgagee, as the case may be.

B. At any time, and from time to time, Lessor shall, promptly and in no event later than twenty (20) days after a request from Lessee or any lender or leasehold mortgagee of Lessee, execute, acknowledge and deliver to Lessee or such lender or mortgagee, as the case may be, a certificate, stating: (A) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (B) the commencement and expiration dates of the Lease Term; (C) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (D) whether there are then any existing outstanding uncured defaults by Lessee in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (E) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessor; and (F) any other information pertaining to this Lease and or the status of the same reasonably requested by Lessee or any lender or mortgagee, as the case may be.

23. Assignment.

A. As a material inducement to Lessor’s willingness to complete the transactions contemplated by the Lease, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, this Lease, Lessor’s right, title and interest in this Lease the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a Securitization and related transactions; provided, however, so long as no Event of Default has occurred and is continuing at the time of sale, assignment, transfer or conveyance, Lessor agrees that: (1) it shall not to sell, assign, transfer or otherwise convey the Property or its interest in this Lease to any one of the following entities known as of the Effective Date as Men’s Warehouse, J.C. Penney, Federated Department Stores, Wal-Mart Stores, Inc., Charming Shops, or any parent, subsidiary, or affiliate of any of the foregoing entities; and (2) without the prior consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed, Lessor agrees not to sell, assign, transfer or otherwise convey the Property or its interest in this Lease to any other entity primarily engaged in the retail sale of men’s or women’s clothing. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary but subject to the limitations on transfer or sale to a named competitor, as described above) in order to maintain Lessor’s status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of the Lessor hereunder). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer (and such other agreements as Lessor may reasonably request), provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessee shall not bear any Costs in connection with any sale or transfer of any of the Property. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

B. Except as otherwise provided in Section 23.C below, Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise without the prior written consent of Lessor, which consent will not be unreasonably withheld, conditioned or delayed, considering such matters as the experience of any assignee, the assumption by any assignee of all of Lessee’s obligations hereunder by undertakings enforceable by Lessor, and the transfer to or procurement of all necessary licenses and franchises to an assignee in order to continue operating the Property for the purposes herein provided. At the time of any assignment of this Lease which is approved by Lessor or pursuant to 23.C of this Lease, the assignee shall unconditionally and irrevocably assume all of the obligations of Lessee under this

Lease (by written agreement in form and substance reasonably satisfactory to Lessor) from and after the date of such assignment. Such assignment of the Property shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor or otherwise provided in Section 23.C of this Lease.

C. Notwithstanding anything contained herein to the contrary, the Lessee may, with prior notice to Lessor, sublease the Property or any part thereof to any other party, provided no such sublease will have a term longer than the remaining term of the Lease, as it may be extended, and provided such sublease does not, in Lessor’s reasonable discretion, have a material adverse effect on the value of the Property. Any such subletting of the Property shall not relieve Lessee of its obligations respecting this Lease. Notwithstanding any provision contained herein to the contrary, Lessee may assign this Lease to any one of the following with prior notice to the Lessor (each, a “Permitted Person”): (i) any parent, subsidiary or other affiliated company in Lessee’s own consolidated tax group; (ii) any entity with which Lessee shall have become merged or consolidated; (iii) any entity which shall have acquired all or substantially all of Lessee’s assets (a “Sale”); or (iv) any other party the Lessee chooses; provided, that, in each case: such Permitted Person shall have duly assumed the obligations of the Lessee under this Lease; such assignment does not, in Lessor’s reasonable discretion, have a material adverse effect on the value of the Property; and such assignment would not cause Lessor to be in default to its lender under any mortgage on the Property. In the event that a Permitted Person is not a publicly traded entity, the Permitted Person shall make a written representation to Lessor that no Person, actually or constructively, owns both (a) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of the Permitted Person or ten percent (10%) or more of the total value of all classes of capital stock of the Permitted Person, and (b) ten percent (10%) or more of the outstanding capital stock of Lessor or Spirit Finance Corporation. For purposes of the foregoing, in the event the proposed Permitted Person is not a corporation, any owner of an equity interest in the Permitted Person shall not own ten percent (10%) or more of the net assets or profits of Lessor or Spirit Finance Corporation. Lessee shall provide Lessor with notice of the assignment or subletting permitted by this Section 23.C within ten (10) days prior to such event. Any such assignment of the Property shall not relieve Lessee of its obligations respecting this Lease unless otherwise expressly agreed to in writing by Lessor. Notwithstanding the foregoing, any such assignment or subletting shall not be effective until (x) Lessee and the Permitted Person have provided written certification to Lessor that (a) the Permitted Person or any Person who owns directly or indirectly any interest in the Permitted Person is not currently identified on the OFAC List and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States, and (b) the Permitted Person has implemented procedures and will consistently apply those procedures throughout the Lease Term, to ensure that the foregoing remains true and correct during the Lease Term; and (y) the Permitted Person shall have assumed all of the obligations of Lessee under this Lease; it being understood that such assignment to a Permitted Person shall not relieve Lessee of its obligations respecting this Lease, unless, at the time the assignment is consummated (i) no Event of Default has occurred and is continuing, (ii) the Permitted Person has a net worth greater than the net worth of Lessee, but in no event less than $75,000,000.00, and (iii) the Permitted Person has an investment grade rating issued by Moody’s Investors Service or Standard & Poor’s.

D. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 23 shall be voidable at the sole option of Lessor. Any consent to an assignment or subletting given by Lessor hereunder shall not be deemed a consent to any subsequent assignment or subletting.

24. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease (collectively called “Notices”) shall be in writing and given by any one of the following: (A) hand delivery, (B) express overnight delivery service, (C) certified or registered mail, return receipt requested and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses specified below:

If to Lessee:	Casual Male Retail Group, Inc.
555 Turnpike Street
Canton, MA 02021
Attn: Dennis R. Hernreich and
Legal Department
Telephone: (781) 828-9300
Telecopy: (781) 821-5174
E-mail: dhernreich@cmal.com

With a copy to:	Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attn: Jonathan Bell, Esq.
Telephone: (617) 310-6038
Telecopy: (617) 279-8438
E-mail: bellj@gtlaw.com

If to Lessor:	Spirit SPE Canton, LLC
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254-2711
Attention: Michael T. Bennett
Senior Vice President, Operations
Telephone: (480) 606-0820
Telecopy: (480) 606-0826
E-Mail: mbennett@spiritfinance.com

With a copy to:	Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
Attention: Peggy A. Richter, Esq.
Telephone: (303) 297-2400
Telecopy: (303) 292-7799
E-Mail: peggy.richter@kutakrock.com

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

25. Holdover. If Lessee remains in possession of the Property after the expiration of the term hereof, Lessee shall be deemed a tenant on a month-to-month basis (with no automatic trigger of an Extension Term) and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rent payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

26. Intentionally Deleted.

27. Removal of Personalty. At the expiration of the Lease Term and any month-to-month tenancy under Section 25, Lessee may remove from the Property all Personalty belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave the Property broom clean and in good and working condition and repair inside and out, reasonable wear and tear and damages under Section 18 excepted. After Lessee has vacated the Property, any property of Lessee left on the Property on the tenth day following the expiration of the Lease Term and any month-to-month tenancy under Section 25 shall automatically and immediately become the property of Lessor, subject to the rights of any lienholder. In connection with the acquisition, financing or leasing by Lessee of Lessee’s Personalty, Lessor agrees to enter into a Lessor’s Lien Waiver substantially in the form of Exhibit E attached hereto or as otherwise reasonably requested by Lessee.

28. Financial Statements. In the event Lessee is not a company whose stock is traded on a national exchange, then in such event, within forty five (45) days after the end of each fiscal quarter and within ninety (90) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor complete financial statements of Lessee, including a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from period to period, and shall be certified to be accurate and complete by an officer or director of the Lessee. The financial statements delivered to

Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of Lessee which may be prepared, as soon as they are available. If the Lessee is a corporation whose stock is publicly traded, the requirements under this section shall be satisfied by financial statements made available to the public.

29. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty or other circumstance beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee or Lessor with respect to Rental and other Monetary Obligations or other monies, and/or charges, and/or costs to be paid hereunder.

30. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (A) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (B) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

31. Characterization.

A. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

B. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(i) It is the intent of the parties hereto, and the parties acknowledge and agree that they have executed and delivered this Lease with the understanding that (1) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (2) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(ii) Each of the parties hereto covenants and agrees to the following: (1) each will treat this Lease (I) as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended; and (II) as a true lease for state law reporting purposes and for federal income tax purposes. For federal income tax purposes, each party shall report this Lease as a true lease with Lessor as the owner of the Property and Lessee as the lessee of the Property including: (a) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Code with respect to the Property; (b) Lessee reporting its Rental payments as rent expense under Section 162 of the Code; and (c) Lessor reporting the Rental payments as rental income under Section 61 of the Code; (2) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 31.B; (3) the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of the Property; and (4) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of the Property.

(iii) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Property. Lessee stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 31.B.

(iv) The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

32. Easements. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Property (x) without the prior consent of Lessee to the extent such easements are required by Governmental Authorities or a utility company; and (y) only with the prior consent of Lessee, which consent shall not be unreasonably withheld, conditioned or delayed, to the extent such easements are not of the type described in clause (x) above.

33. Bankruptcy. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (A) the financial condition and specific operating experience of Lessee and Lessee’s obligation to use the Property as a Permitted Facility, (B) Lessee’s timely performance of all of its obligations under this Lease, and (C) all defaults under this Lease being cured promptly within any applicable grace period. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that: (i) subject to applicable Law, all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor; (ii) any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code; (iii) any extension of the time period within which the Lessee may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Lessor; (iv) any time period designated as the period within which the Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor; and (v) upon the rejection (or deemed rejection) of this Lease for any reason whatsoever Lessee stipulates that possession of the Property will be delivered to Lessor immediately without the necessity of any further action by Lessor. No provision of this Lease shall be deemed a waiver of Lessor’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all Rentals payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Lessor and Lessee upon an Insolvency Event, the term “Lessee” shall include Lessee’s successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.

34. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, Lessor and Lessee shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred by a party in the preparation and service of any justifiable notice under Section 20 or demand hereunder, whether or not a legal action is subsequently commenced.

35. Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor or Lessee may reasonably not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of lease and/or quit claim deed in recordable form to be held in escrow by Lessor’s counsel until the expiration or sooner termination of the Lease Term and no less than 10 (ten) days prior to notice to Lessee before the recording of the same.

36. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. other than Banc of America Securities LLC. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all Losses arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

37. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. Lessor and Lessee hereby knowingly, voluntarily and intentionally waive the right either may have to a trial by jury with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by either of the parties hereto against the other or its successors with respect to any matter arising out of or in connection with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Property, and/or any claim for injury or damage, or any emergency or statutory remedy. This waiver by the parties hereto of any right either may have to a trial by jury has been negotiated and is an essential aspect of their bargain. Furthermore, Lessor and Lessee hereby knowingly, voluntarily and intentionally waive the right they may have to seek punitive, consequential, special and indirect damages from the other party and any of the affiliates, officers, directors, members, managers or employees of the other party or any of their successors with respect to any and all issues presented in any action, proceeding, claim or counterclaim brought by either of them against the other party or any of the affiliates, officers, directors, members, managers or employees of the other party or any of their successors with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto. The waiver by Lessor and Lessee of any right they may have to seek punitive, consequential, special and indirect damages has been negotiated by the parties hereto and is an essential aspect of their bargain.

38. Securitizations and Other Transactions. As a material inducement to Lessor’s willingness to complete the transactions contemplated by this Lease, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (A) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (B) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 23.A of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization, and Lessee shall indemnify and hold harmless Lessor from any and all liabilities, losses and expenses arising under the Securities Act, or the Exchange Act, in connection with any material misstatement (or alleged misstatement) contained in such information provided in writing (including, without limitation, electronically) by Lessee or its officers, managers, members, employees, or agents, or any omission (or alleged omission) of a material fact by Lessee or its officers, managers, members, employees, or agents, the inclusion of which was necessary to make such written information not misleading, unless such material misstatement or alleged misstatement or omission or alleged omission is caused by Lessor or its directors, officers, managers, members, shareholders, employees, or agents. Lessee shall deliver to Lessor, any Affected Party and to any Person designated by Lessor, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Lessee pursuant to this Section as shall be requested by Lessor or such Affected Party, as the case may be. Any documented third party Costs incurred by Lessee with respect to, or in connection with any actions required to be taken by Lessee (or on Lessee’s behalf) pursuant to this Section 38, shall be paid to or reimbursed, as the case may be, by Lessor to Lessee within twenty (20) days after Lessee’s request and invoice therefor, provided Lessee notified Lessor in writing of such Costs prior to their incurrence.

39. Intentionally Deleted.

40. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may recover from Lessee all out-of-pocket Costs incurred by Lessor in connection with (a) the procurement of consents, waivers and approvals with respect to the Property, (b) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination, non-disturbance agreement, (c) the collection, maintenance and/or disbursement of reserves created under this Lease, and (d) inspections required to make certain determinations under this Lease. Lessee hereby acknowledges and agrees to pay all such Costs within twenty (20) days after Lessor’s delivery of an invoice.

41. Miscellaneous.

A. Time Is of the Essence. Time is of the essence with respect to each and every provision of this Lease.

B. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction. No acceptance or payment by Lessee shall be deemed to waive any claim by Lessee or defaults that may exist on the part of the Lessor at the time of such payment whether or not such payment is made under declared reservation of rights.

C. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

D. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

E. Severability. The provisions of this Lease shall be deemed severable. If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

F. Other Documents. Each of the parties agrees to sign such other and further documents as may be reasonably necessary or appropriate to carry out the intentions expressed in this Lease.

G. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

H. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law.

Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the state where the Property is located to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under this Lease. This lease shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its provisions on conflict of laws.

I. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

42. Right of First Refusal/Third Party Offer.

A. Offer. Subject to the terms and conditions set forth in this Section 42, if Lessor desires to sell the Property and receives a bona fide written offer from a third party which offer is in all respects acceptable to Lessor, Lessor shall deliver a complete copy of such bona fide third party offer to Lessee (“Third Party Offer”). Upon Lessee’s receipt of such Third Party Offer from Lessor, and a written statement of Lessor’s desire to sell the Property in accordance with such Third Party Offer, Lessee shall have the right to deliver an offer to Lessor (“Purchase Offer”) to purchase Lessor’s interest in the Property for the amount of the bona fide third party offer to purchase the Property (the “Subject Purchase Price”). Lessee shall complete such purchase, subject to the satisfaction of each of the terms and conditions set forth in Section 42.B below.

B. Conditions Precedent.

(i) Lessee’s purchase of the Property pursuant to Section 42.A shall be subject to the fulfillment of all of the following terms and conditions: (1) no Event of Default shall have occurred and be continuing under this Lease; (2) Lessee shall have paid to Lessor the Subject Purchase Price, together with all Rental and other Monetary Obligations then due and payable under this Lease as of the date of the closing of the purchase; and (3) the date of the closing of such purchase shall occur on the later of the next scheduled Base Monthly Rental payment date following Lessor’s receipt of the Purchase Offer or the date fixed for the same in the Third Party Offer.

(ii) On the date of the closing of the purchase of the Property pursuant to this Section (the “Purchase Closing Date”), subject to satisfaction of the foregoing conditions: (1) this Lease shall be deemed terminated; provided, however, such termination shall not limit Lessee’s obligations to Lessor under any indemnification provisions of this Lease (including, without limitation, Sections 12.C(v) and 15 of this Lease) and Lessee’s obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the Purchase Closing Date shall survive the termination of this Lease; and (2) Lessor shall convey such Property to Lessee “as is” by special warranty deed, subject to all matters of record (other than monetary encumbrances created by or attributable to Lessor) and without representation or warranty.

C. Costs. To the extent the same is included in the Third Party Offer, Lessee shall be solely responsible for the payment of all Costs resulting from any proposed purchase pursuant to this Section 42, regardless of whether the purchase is consummated, including, without limitation, to the extent applicable, the cost of title insurance and endorsements, including, survey charges, stamp taxes, transfer taxes and fees, escrow and recording fees, the attorneys’ fees of Lessee and the reasonable attorneys’ fees and expenses of counsel to Lessor.

D. Termination of Right. NOTWITHSTANDING ANYTHING TO THE CONTRARY, LESSEE’S RIGHTS UNDER THIS SECTION 42 SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT (A) WITH RESPECT TO ANY SINGLE SPECIFIC TRANSACTION IF (i) LESSEE FAILS TO EXERCISE THE RIGHT GRANTED PURSUANT TO THIS SECTION 42, AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED; (ii) THE PROPERTY IS SOLD OR TRANSFERRED PURSUANT TO THE EXERCISE OF A PRIVATE POWER OF SALE OR JUDICIAL FORECLOSURE OR ACCEPTANCE OF A DEED IN LIEU THEREOF OR (B) THIS LEASE TERMINATES OR THE LEASE TERM, AS MAY BE EXTENDED, EXPIRES. IN ANY SUCH EVENT, LESSEE SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LESSOR SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT UNDER THIS SECTION 42.

E. Attornment. If Lessee does not deliver its Purchase Offer to purchase the Property and the Property is transferred to a third party purchaser, Lessee will attorn to the third party purchaser as lessor so long as such third party purchaser and Lessor notify Lessee in writing of such transfer and purchaser assumes (in writing) the obligations of Lessor under the Lease.

F. Exclusions. The provisions of this Section 42 shall not apply to or prohibit (i) any mortgages or other hypothecation of Lessor’s interest in the Property; (ii) any sale of the Property pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security instrument or device to which Lessor’s interest in the Property is now or hereafter subject; (iii) any transfer of Lessor’s interest in the Property to a mortgagee or other holder of a security interest therein or their designees by deed in lieu of foreclosure; (iv) any transfer of the Property to any governmental or quasi governmental agency with power of Condemnation; (v) any transfer of the Property to any Affiliate of Lessor; (vi) any transfers of interests in Lessor by any member, shareholder, partner or other owner to any other member, shareholder, partner or other owner; or (vii) any transfer of the Properties to any of the successors or assigns of any of the Persons referred to in this Section 42.F; provided, however, the provisions of this Section 42 shall thereafter apply to the subsequent sale or transfer of the Property by the Person acquiring Lessor’s interest in this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:

SPIRIT SPE CANTON, LLC, a Delaware limited liability company

By:	/s/ MICHAEL T. BENNETT
Name:	Michael T. Bennett
Title:	Senior Vice President
Tax Identification No.

LESSEE:

CASUAL MALE RETAIL GROUP, INC., a Delaware corporation

By:	/s/ DAVID A. LEVIN
Name:	David A. Levin
Title:	President

By:	/s/ DENNIS R. HERNREICH
Name:	Dennis R. Hernreich
Title:	Treasurer
Tax Identification No.

STATE OF	)

	)	ss.

COUNTY OF	)

The foregoing instrument was acknowledged before Me On                          , 2006 by                         ,                          of SPIRIT SPE CANTON, LLC, a Delaware limited liability company, on behalf of the company.

Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF NORFOLK

On this 1 day of February, 2006, before me, Cynthia A. Linsky, the undersigned notary public, personally appeared David A. Levin proved to me through satisfactory evidence of identity, which was his driver’s license, to be the person whose name is signed on the attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as President for Casual Male Retail Group, Inc., a Delaware corporation.

Cynthia A. Linsky
Signature of Notary Public

Cynthia A. Linsky
Printed Name of Notary
My Commission Expires: June 26, 2009

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF NORFOLK

On this 1 day of February, 2006, before me, Cynthia A. Linsky, the undersigned notary public, personally appeared Dennis R. Hernreich proved to me through satisfactory evidence of identity, which was his driver’s license, to be the person whose name is signed on the attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Treasurer for Casual Male Retail Group, Inc., a Delaware corporation.

Cynthia A. Linsky
Signature of Notary Public

Cynthia A. Linsky
Printed Name of Notary
MY COMMISSION EXPIRES: June 26, 2009

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“ADA” has the meaning set forth in Section 12.C.

“Additional Rental” has the meaning set forth in Section 4.C.

“Adjustment Date” means February 1, 2011, and every fifth anniversary thereafter during the Lease Term (including any Extension Term).

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with”, and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Alterations” has the meaning set forth in Section 14.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Base Annual Rental” means $4,560,000.00.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to the Property or any portion thereof caused by fire, flood or other casualty.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including without limitation, attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 12% per annum or the highest rate permitted by law, whichever is less.

“Early Termination Date” has the meaning set forth in Section 18.C(ii)(1).

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means all federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials and/or the protection of human health or the environment and apply to Lessee and/or the Property.

“Environmental Liens” has the meaning set forth in Section 12.D(i)(2).

“Event of Default” has the meaning set forth in Section 20.A.

“Exchange Act” has the meaning set forth in Section 31.B(iv).

“Expiration Date” has the meaning set forth in Section 3.

“Extension Option” has the meaning set forth in Section 3.

“Extension Term” has the meaning set forth in Section 3.

“Force Majeure Event” has the meaning set forth in Section 29.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and

(iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any adjoining property.

“Indemnified Parties” means Lessor, and its directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.

“Insolvency Event” means (a) a Lessee’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against Lessee (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against a Lessee, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) Lessee taking any corporate or other action to authorize any of the actions set forth above in this definition.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.

“Legal Requirements” means the requirements of all present and future Laws (including without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, by way of any judicial order, consent, decree or judgment, binding upon, or applicable to, the Property or the Lessee with respect to the Property and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lessee Entities” means, collectively, Lessee and all Affiliates of Lessee.

“Lessor” has the meaning set forth in the introductory paragraph of this Lease.

“Lessor Entities” means, collectively, Lessor and all Affiliates of Lessor.

“Lessor’s Total Investment” means the sum of (a) the gross purchase price paid for the Property by Lessor (or Lessor’s predecessor-in-interest) (including, without limitation, any mortgage debt incurred or assumed in connection therewith), plus (b) the closing costs and expenses incurred by Lessor (or Lessor’s predecessor-in-interest) with respect to the purchase of the Property.

“Loss Value” has the meaning set forth in Section 18.C(ii).

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (i) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property, (ii) Lessee’s ability to perform its obligations under this Lease, or (iii) Lessor’s interests in the Property or this Lease.

“Major Casualty” means (a) a “total loss” for insurance purposes, or (b) loss or damage as a result of a Casualty to the extent that a reasonable conclusion would be that the Property is not likely to be completely restored or rebuilt within one hundred eighty (180) days after such Casualty; or (c) a Casualty occurring during the last three (3) years of the then current Lease Term and the reasonable estimated cost of restoration is more than 50% of the full insurable value of the Property.

“Major Condemnation” means (a) more than 25% of the building which forms a part of the Property is taken by Condemnation, or (b) a Condemnation (other than temporary taking) to the extent that a reasonable conclusion would be that the Property is unsuitable for restoration for continued use and occupancy of Lessee’s business; or (c) the parking area is taken reducing the ratio or parking spaces to below that required by then current code, or (d) a Condemnation occurring during the last three (3) years of the then current Lease Term if more than 10% of the building which forms a part of the Property is taken by Condemnation, or (e) access to Turnpike Street is denied for a period in excess of 90 days.

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Net Award” means (a) the entire award payable by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under Section 10 payable with respect to the Property, as the case may be, and in either case, less any Costs incurred by Lessor or Lessee, as the case may be, in collecting such award or proceeds.

“Notices” has the meaning set forth in Section 24.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Partial Casualty” has the meaning set forth in Section 18.B.

“Partial Condemnation” has the meaning set forth in Section 18.B.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state where the Property is located.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Property as of the date of Lessor’s acquisition thereof and those items which hereafter affect title as permitted under this Lease, exclusive of mortgages or other monetary encumbrances created by or attributable to the Lessor.

“Permitted Facility” means the headquarters and/or a distribution facility for Lessee’s retail clothing stores or such other use in connection with the operation of Lessor’s business, and any uses incidental thereto, and for any other use permitted by law upon the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.

“Permitted Person” has the meaning set forth in Section 23.C.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” shall mean all inventory, merchandise, appliances, furniture, fixtures, equipment and other personal property from time to time situated on or in the Property, together with appliances, furniture, fixtures and equipment from time to time affixed to Property used or useful in the operation of the business on the Property, including without limitation the warehouse distribution and sortation equipment and systems and any replacements thereof, provided Lessee shall repair any damage with respect to the removal of the same, and provided any such affixed fixtures or equipment shall not be required solely for the operation of the Property (exclusive of the business conducted therein).

“Price Index” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982—1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.

“Property” means, that parcel of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Purchase Closing Date” has the meaning set forth in Section 42.C(ii).

“Purchase Offer” has the meaning set forth in Section 42.A.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Rejectable Offer” has the meaning set forth in Section 18.C(ii)(3).

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rent Adjustment” has the meaning in Section 4.B(i).

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Sale” has the meaning set forth in Section 23.C.

“Securities” has the meaning set forth in Section 38.

“Securities Act” has the meaning set forth in Section 31.B(iv).

“Securitization” has the meaning set forth in Section 38.A.

“Subject Purchase Price” has the meaning set forth in Section 42.A.

“Successor Lessor” has the meaning set forth in Section 21.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Property.

“Termination Notice” has the meaning set forth in Section 18.C(ii).

“Third Party Offer” has the meaning set forth in Section 42.A.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.

“Total Casualty” has the meaning set forth in Section 18.C.

“Total Condemnation” has the meaning set forth in Section 18.C.

EXHIBIT B

LEGAL DESCRIPTION OF PROPERTY

Parcel I

Lot 2 shown on Land Court Plan 18675E, dated June 14, 1962, a copy of which is filed with said Registry District with Certificate of Title No. 71138;

Parcel II

Lot 5 shown on Land Court Plan 18675G, dated March 17, 1971, a copy of which is filed with said Registry District with Certificate of Title No. 90699;

Parcel III

Unnumbered lot shown on Land Court Plan 31525A, dated April 30, 1962, a copy of which is filed with said Registry District with Certificate of Title No. 74298; and

There is appurtenant to said parcel shown on plan filed with Certificate No. 74298 certain drainage rights as set forth in a grant from the Wampatuck Country Club to Bertha N. Allen dated April 23, 1963 and recorded at Book 4068, Page 203, so far as applicable.

Parcel IV

A recorded parcel of land shown on Land Court Confirmation Plan 36613A, recorded as Plan 70 of 1971 in Book 4714, Page 352.

B-1

EXHIBIT C

ACH AUTHORIZATION

C-1

EXHIBIT D

ENVIRONMENTAL DISCLOSURES

None.

D-1

EXHIBIT E

LANDLORD’S WAIVER

Fleet Retail Group, LLC

Agent

                                 , 2006

                                    , (the “Landlord”) owns real property located at                                      (the “Leased Premises”), which real property the Landlord leases to                                 , with office located at 555 Turnpike Street, Canton, Massachusetts 02021 (the “Tenant”). The Tenant has established a credit facility with Fleet Retail Group, LLC (in such capacity and with any successor, the “Agent”), a Delaware limited liability company with, offices at 40 Broad Street Boston, Massachusetts 02109, as agent for the benefit of a syndicate of lenders (the “Lenders”), which loan arrangement is secured by all of the Tenant’s present and after acquired personal property, including, among other things, the Tenant’s inventory and equipment (the “Collateral”) located and to be located upon the Leased Premises. The Landlord hereby represents, warrants, covenants and agrees as follows:

1. The Tenant is not in default under the terms of its lease of the Leased Premises.

2. The Landlord hereby waives any statutory or other lien of the Landlord against the Collateral.

3. In the event the Tenant defaults under any of the Tenant’s obligations to the Agent, the Agent shall have a reasonable time in which to repossess the Collateral from the Leased Premises. The Landlord will cooperate with the Agent in gaining access to the Leased Premises for the purpose of repossessing said Collateral or, if requested by the Agent, the Landlord shall permit the Agent, or its agent or nominee, to dispose of the Collateral on the Leased Premises in a manner reasonably designed to minimize any interference with any other of Landlord’s tenants.

4. To the extent not paid or prepaid by the Tenant, the Agent shall pay the Landlord a reasonable sum for the use and occupancy of the Leased Premises from the date on which the Agent shall have taken possession of the Collateral on the Leased Premises until the date of the Agent’s vacating the Leased Premises, it being understood, however, that the Agent shall not, thereby, have assumed any of the obligations of the Tenant to the Landlord.

5. The within Agreement shall inure to the benefit of the Agent, its successors and assigns, and shall be binding upon the Landlord and its successors and assigns.

Dated this the      day of                     , 2006.

E-1

[Name of Landlord]
LANDLORD

By:
Title:

Date:

State of	_________________

County of	_________________

The foregoing Agreement was subscribed, sworn to and acknowledged before me this              day of             , 2006 by                                     .

Print Name
Notary Public My Commission Expires:

E-2